Exhibit 99.2

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “First Amendment”), effective as of August 5, 2004 upon the satisfaction of the conditions set forth herein, is hereby entered into among TCW SHARED OPPORTUNITY III, L.P. (“Lender”), and American Restaurant Group, Inc., a Delaware corporation (“ARG”), ARG Enterprises, Inc., a California corporation (“Enterprises”) and ARG Property Management Corporation, a California corporation (“Property Management”; and collectively with ARG and Enterprises, the “Borrowers”), and ARG Terra, Inc., a Delaware corporation (“Terra”; and collectively with the Borrowers, the “Credit Parties”).

RECITALS

WHEREAS, Credit Parties and Lender have executed and delivered that certain Loan Agreement, dated as of October 31, 2003 (the “Loan Agreement”); and

WHEREAS, Credit Parties have requested Lender to agree to amend Section 7.2 of the Loan Agreement, and Lender has agreed to such amendment, subject to the terms and conditions of this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Credit Parties and Lender do hereby agree as follows:

SECTION 5.  RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

5.1                                       Relation to Loan Agreement.  This First Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes.  Upon the effectiveness of this First Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement,” “thereunder,” “thereof,” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

5.2                                       Capitalized Terms.  For all purposes of this First Amendment, capitalized terms used herein without definition shall have the meaning specified in the Loan Agreement.

SECTION 6.  AMENDMENT TO LOAN AGREEMENT.

6.1                                       Amendment to Section 7.2.

From and after the date hereof, Section 7.2 of the Loan Agreement is hereby amended by deleting such Section and replacing it with the following:

7.2          Foothill Credit Agreement Obligations.  No Borrower shall permit the aggregate principal amount of loans and Advances (as defined in the Foothill Credit Agreement) outstanding under the Foothill Credit Agreement, together with all contingent reimbursement obligations with respect to letters of credit outstanding under the Foothill Credit Agreement, to exceed $17,500,000.

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES.

7.1                                       Corporate Organization and Authority.

(a)                                          Each Credit Party is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of formation and is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business done or the property owned by it would make such qualification necessary.

(b)                                         Each Credit Party has all requisite power and authority to own and operate its properties, and to conduct its business as currently conducted and as currently proposed to be conducted.  Each Credit Party has all requisite power and authority necessary to enter into this First Amendment and to perform its obligations under this First Amendment.

7.2                                       Corporate Proceedings; Validity of Amendment.  Each Credit Party has taken all corporate action necessary to be taken by it to authorize the execution and delivery of this First Amendment.   This First Amendment has been duly executed and delivered by each Credit Party and constitutes the legal, valid, and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

7.3                                       No Violations, Consents, or Approvals.  The execution, delivery, and performance by each Credit Party of this First Amendment, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, including, without limitation, the Indenture and Foothill Credit Agreement, or (iii) require any approval of such Credit Party’s stockholders or any approval or consent of any Person under any material contractual obligation of such Credit Party.

7.4                                       Ratification and Confirmation of Loan Documents.  The Loan Agreement and all other Loan Documents and all representations, warranties, terms, and conditions therein remain in full force and effect, and each Credit Party hereby confirms and ratifies each of the provisions of the Loan Agreement and the other Loan Documents.

7.5                                       Bank Debt. Upon the consummation of the transactions contemplated hereby, the Maximum Bank Debt Principal (as defined in the definition of “Bank Debt” set forth within the Intercreditor Agreement) shall not exceed $25,000,000.

SECTION 8.  MISCELLANY.

8.1                                       Condition to Effectiveness.  The rights and obligations of the parties hereunder and the effectiveness of this First Amendment shall be subject to the fulfillment of the following conditions precedent, as reasonably determined by Lender:

(a)                                          Lender shall have received duly executed and delivered counterparts of this First Amendment by Lender and Credit Parties;

(b)                                         Lender shall have received copies of each of the documents delivered by Credit Parties to Wells Fargo Foothill, Inc. (“Foothill”) pursuant to Section 4.1 of Amendment No. 6 (“Sixth Amendment”)to Foothill Credit Agreement; and

(c)                                          Each of the conditions precedent set forth in Section 4.1(a), (b), (c) and (e) of the Sixth Amendment shall have been duly satisfied, or waived by Foothill.

8.2                                       Successors and Assigns.  This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.3                                       Counterparts.  This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this First Amendment.

8.4                                       GOVERNING LAW. THE VALIDITY OF THIS FIRST AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

8.5                                       Expenses.  Credit Parties agree to pay the expenses of Lender in connection with the transactions contemplated by this First Amendment.

8.6                                       Release.

(a)                                          Each Credit Party, their respective successors-in-title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under any Credit Party, for their past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release, and discharge Lender, and Lender’s respective successors-in-title, affiliates, subsidiaries, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, defenses, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery, or relief (including subordination of claims) on account of any loss, liability, obligation, demand, or cause of action of whatever nature relating to, arising out of, or in connection with the Loan Agreement or any other Loan Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the finalization and execution of this First Amendment, as, among, and between the Credit Parties and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or that could have been asserted with respect to, arising out of, or in any manner whatsoever connected directly or indirectly with any “lender liability-type” claim.  For the avoidance of doubt, the release provided by this Section 4.6 is only applicable to the Lender Parties in their capacity as a “Lender” under the Loan Agreement and the other Loan Documents and is not applicable to the Lender Parties in any other capacity.

(b)                                         As to each and every claim released hereunder, Credit Parties represent that they have received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each of them specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8.7                                       Ratification.  Except as expressly amended hereby, any conditions of the Loan Documents shall remain unamended and unwaived.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not (i) be deemed to be a waiver of, amendment of, consent to, or modification of any other term or provision of any other document or of any transaction or further action on the part of the Credit Parties that would require the consent of Lender under the Loan Agreement or (ii) create a course of conduct or dealing among the parties hereto.

8.8                                       Reservation of Rights.  It is understood by the Credit Parties that Lender has not waived any existing or anticipated Default or Event of Default, or any rights or remedies in respect thereof, under the Eligible Credit Facility, the Intercreditor Agreement, or any other agreements, instruments, or documents executed and delivered in connection therewith or the transactions contemplated thereby (the “Eligible Credit Facility Documents”). Neither this First Amendment nor any action or inaction on the part of Lender shall be construed to constitute or represent (i) a commitment by Lender to restructure any indebtedness of any Credit Party or (ii) an intention by Lender, except as expressly provided in this First Amendment, to waive, modify, or forbear from exercising any of its rights, powers, privileges, or remedies under the Eligible Credit Facility Documents or under any other document or agreement, at law, in equity, or otherwise. Each Credit Party acknowledges, agrees, and confirms, except as expressly provided in this First Amendment, that no such commitment, waiver, modification, or forbearance has been offered, granted, extended, or agreed to by Lender. Nothing set forth in this First Amendment shall be construed so as to require Lender to agree to the terms of any modification proposed by any Credit Party to the Eligible Credit Facility Documents or any other document or agreement to which Lender is a party.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed and delivered as of the date first written above by a duly authorized representative.

AMERICAN RESTAURANT GROUP, INC.,
a Delaware corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG ENTERPRISES, INC.,
a California corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG PROPERTY MANAGEMENT CORPORATION,
a California corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG TERRA, INC.,
a Delaware corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

TCW SHARED OPPORTUNITY FUND III, L.P.

By: TCW Asset Management Company, its Investment Advisor

By:
Name:
Title:

By:
Name:
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